UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2011

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CAREPAYMENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5300 Meadows Rd., Suite 400, Lake Oswego, Oregon		97035
(Address of principal executive offices)		(Zip Code)

(503) 419-3505
(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 30, 2011, CP Technologies LLC ("CP Technologies"), the membership interests of which are 99% owned by CarePayment Technologies, Inc. (the "Company"), and Aequitas Captial Management, Inc. ("Aequitas") executed Addendum No. 1 (the "Addendum") to the Royalty Agreement between CP Technologies and Aequitas dated December 31, 2009, as amended (the "Royalty Agreement").

Pursuant to the terms of the Addendum, Aequitas agrees to pay CP Technologies an improvement fee in the amount of $500,000 (the "Improvement Fee") for improvements to the existing CarePayment® program platform to accommodate additional portfolio management capability and efficiency.  The Improvement Fee is to be paid in two equal installments of $250,000 with the first installment paid on or before March 31, 2011 and the second installment due and payable on or before June 30, 2011.

The Company, CP Technologies and Aequitas are under common control of Aequitas Holdings, LLC ("Aequitas Holdings").  Aequitas is a wholly owned subsidiary of Aequitas Holdings.  As of March 31, 2011, Aequitas Holdings and its affiliates beneficially owned approximately 96% of the Company's Class A common stock and controlled 98.0% of the Company's voting rights on a fully diluted basis.  The Company in turn owns 99% of the membership interests of CP Technologies.  The Company's two directors, James T. Quist and Brian Oliver, are also affiliates of Aequitas.

The foregoing description of the Addendum is qualified in its entirety by reference to the complete text of the Addendum, which is attached to this Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as exhibits to this Form 8-K.

10.1	Addendum No. 1 dated June 30, 2011 to the Royalty Agreement effective December 31, 2009 between CP Technologies LLC and Aequitas Captial Management, Inc.

SIGNATURES

           Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CarePayment Technologies, Inc. (Registrant)

Date: July 7, 2011	By:	/s/ James T. Quist
James T. Quist
Chief Executive Officer